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                           ReliaStar Financial Corp.                 EXHIBIT 11
                       Computation of Earnings Per Share
                    (in millions, except per share amounts)

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                                                                 Three Months          Nine Months
                                                              Ended September 30    Ended September 30
                                                             --------------------  --------------------
                                                                 1997       1996      1997       1996
                                                             ------------  ------  -----------  -------
EARNINGS:
Primary:
   Net Income, as Reported                                          $61.5   $47.9     $164.7     $143.7
   Dividends on ESOP Convertible Preferred Stock                        -     (.7)         -       (2.1)
   Tax Benefit on Unallocated ESOP Dividends                            -      .2          -         .6
   Dividends on 10% Senior Cumulative Preferred Stock                   -       -          -       (3.2)
                                                                    -----   -----     ------     ------
     Net Income, As Adjusted                                        $61.5   $47.4     $164.7     $139.0
                                                                    =====   =====     ======     ======
Fully Diluted:
   Net Income, as Reported                                          $61.5   $47.9     $164.7     $143.7
Dividends on 10% Senior Cumulative Preferred Stock                      -       -          -       (3.2)
                                                                    -----   -----     ------     ------
      Net Income, as Adjusted                                       $61.5   $47.9     $164.7     $140.5
                                                                    =====   =====     ======     ======

SHARES:

Primary:
   Weighted Average Common Shares Outstanding, Unadjusted            91.4    74.5       84.0       73.5
   Dilutive Effect of Outstanding Stock Options                       1.5     1.0        1.4         .9
                                                                    -----   -----     ------     ------
     Weighted Average Common Shares, as Adjusted                     92.9    75.5       85.4       74.4
                                                                    =====   =====     ======     ======
Fully Diluted:
   Weighted Average Common Shares Outstanding, Unadjusted            91.4    74.5       84.0       73.5
   Dilutive Effect of:
     ESOP Convertible Preferred Stock                                   -     5.1          -        5.1
     Outstanding Stock Options                                        1.7     1.0        1.7        1.0
                                                                    -----   -----     ------     ------
   Weighted Average Common Shares, as Adjusted                       93.1    80.6       85.7       79.6
                                                                    =====   =====     ======     ======
NET INCOME PER COMMON SHARE:

   Primary                                                          $ .66   $ .63     $ 1.92     $ 1.87
                                                                    =====   =====     ======     ======
   Fully Diluted                                                    $ .66   $ .59     $ 1.92     $ 1.77
                                                                    =====   =====     ======     ======
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